Exhibit 99.5

Consent of Morgan Stanley & Co. Incorporated

        We hereby consent to the use in the Registration Statement of WPS Resources Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of WPS Resources Corporation and Peoples Energy Corporation, which is part of the Registration Statement, of our opinion dated July 8, 2006 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Peoples Energy’s Financial Advisor Delivered its Opinion to the Peoples Energy Board of Directors to the Effect that, as of July 8, 2006, the Exchange Ratio Pursuant to the Merger Agreement Was Fair, from a Financial Point of View, to the Holders of Shares of Peoples Energy Common Stock,” “The Merger—Background of the Merger,” “The Merger—Peoples Energy’s Reasons for the Merger; Recommendation of the Board of Directors” and “The Merger—Opinion of Peoples Energy’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By: /s/ William H. Strong
New York, New York
August 24, 2006